Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 No. 333-239229 of our report dated April 12, 2021 of Jupiter Wellness, Inc. relating to the audit of the financial statements for the period ending December 31, 2020 and 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 12, 2021